UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2006

VIPER POWERSPORTS INC.
 (Exact name of registrant as specified in its charter)

Nevada	000-51632	41-1200215
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5733 International Parkway New Hope, Minnesota		55428
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (763) 732-0778

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

        On February 3, 2006, Viper Powersports Inc. (the “Company”) entered into a Lease Agreement with Big Lake Partners LLC (the “Lessor”) to lease its future permanent production, marketing and administrative facilities consisting of 36,000 square feet. These lease spaces are contained in a modern manufacturing/office building in Big Lake, Minnesota about 30 miles northwest of Minneapolis, and the initial lease term is for five years.

        The lease term begins on March 1, 2006 if the Lessor has substantially completed certain leasehold improvements required for the Company’s operations. If the improvements are not done by March 1, 2006, the lease term will commence the earlier of i) five days after substantial completion of the improvements, or ii) the actual date the Company commences doing business from the leased premises. The Company expects to complete its move to this new facility by the end of March 2006.

        The Company must pay monthly rental for the leased premises in the amount of base minimum rent of $15,898.58 plus monthly additional rental to pay for the Company’s pro rata share of utilities, real estate taxes, insurance, janitorial services, maintenance of parking and other common areas, certain miscellaneous costs and a management fee of 4% of the base minimum rent. Monthly additional rental for 2006 has been estimated to be approximately $9,400 (based on $3.13 per square foot annually). The Company made a total rental payment of $25,282.98 upon execution of the lease for the first month of rent, and also paid a security deposit to the Lessor of one month of base minimum rent. The Company also has an option to renew the lease for a five-year term provided the Company agrees to lease payments “equal to market rents as determined by Lessor.”

Item 1.02.	Termination of a Material Definitive Agreement.

        Effective February 1, 2006, Viper Powersports Inc. (the “Company”) terminated its Purchase Agreement with Clow Leasing Inc. dated December 15, 2005 for the purchase of real estate located at 218 Chelsea Road, Monticello, Minnesota. This real estate was intended to be the future permanent operational facilities of the Company. The Purchase Agreement was terminated, however, because the Company could not obtain satisfactory financing to fund the purchase of this property.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, thereunto duly authorized.

Date: February 6, 2006

VIPER POWERSPORTS INC.

By:	/s/ John Lai

John Lai, President